UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

CLARK HOLDINGS INC.

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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CLARK HOLDINGS INC.
121 NEW YORK AVENUE
TRENTON, NEW JERSEY 08638

NOTICE OF ANNUAL MEETING
OF STOCKHOLDERS
TO BE HELD ON JUNE 30, 2010

NOTICE IS HEREBY GIVEN that an annual meeting of stockholders of Clark Holdings Inc., a Delaware corporation (the “Company”), will be held at the offices of the Company, located at 121 New York Avenue, Trenton, New Jersey 08638, on Wednesday, June 30, 2010 at 2:00 p.m. ET, for the following purposes, as more fully described in the attached proxy statement:

1.	to elect three Class B directors to serve for the ensuing three-year period and until their successors are elected and qualified;
2.	to ratify the appointment of ParenteBeard LLC as our independent registered public accounting firm for the fiscal year ending January 1, 2011; and
3.	to transact such other business as may properly come before the meeting and any and all postponements or adjournments thereof.

Only stockholders of record at the close of business on May 24, 2010 will be entitled to notice of, and to vote at, the meeting and any postponements or adjournments thereof.

You are urged to read the attached proxy statement, which contains information relevant to the actions to be taken at the meeting. Whether or not you expect to attend the meeting in person, please fill out, sign and date the accompanying proxy card and return it promptly in the enclosed addressed, postage-prepaid envelope, or follow the instructions to vote by proxy via telephone or Internet. You may revoke your proxy if you so desire at any time before it is voted. For directions to the meeting, please call (609) 396-1100.

Important notice regarding the availability of proxy materials for the stockholder meeting to be held on June 30, 2010: Our proxy statement relating to the meeting, the accompanying form of proxy and our annual report to security holders are available at http://bnymellon.mobular.net/bnymellon/gla.

By Order of the Board of Directors
Donald G. McInnes Chairman of the Board of Directors

Trenton, New Jersey
May 28, 2010

CLARK HOLDINGS INC.

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 30, 2010

This proxy statement and the enclosed form of proxy are being furnished in connection with the solicitation of proxies by our board directors for use at an annual meeting of stockholders to be held on Wednesday, June 30, 2010, at 2:00 p.m. ET, and any postponements or adjournments thereof. We are bearing all costs of this solicitation.

On or about May 28, 2010, this proxy statement, the accompanying notice of meeting and form of proxy and our annual report to security holders are being mailed to each stockholder of record at the close of business on May 24, 2010.

The information provided in the “question and answer” format below is for your convenience only. You should read this entire proxy statement carefully.

What matters am I voting on?

You will be voting on:

•	the election of three Class B directors to serve for the ensuing three-year period and until their successors are elected and qualified;
•	the ratification of the appointment of ParenteBeard LLC as our independent registered public accounting firm for the fiscal year ending January 1, 2011; and
•	such other business as may properly come before the meeting and any and all postponements or adjournments thereof.

Who is entitled to vote?

Holders of our common stock, including the common stock included in our units, as of the close of business on May 24, 2010, the record date, are entitled to vote at the meeting. As of the record date, we had issued and outstanding 12,032,193 shares of common stock, our only class of voting securities outstanding. Each holder of our common stock is entitled to one vote for each share held on the record date.

What is the effect of giving a proxy?

Proxies in the form enclosed are being solicited by and on behalf of our board. The persons named in the proxy have been designated as proxies by our board. If you give your proxy in accordance with the procedures set forth in this proxy statement, the persons designated as proxies by the board will vote your shares at the meeting in accordance with the instructions provided in your proxy.

If you give your proxy in accordance with the procedures set forth in this proxy statement but you do not provide any instructions as to how your shares should be voted, your shares will be voted “FOR” the election of the nominees listed below under Proposal I and “FOR” the ratification of the appointment of ParenteBeard LLC as our independent registered public accounting firm for the fiscal year ending January 1, 2011 as described below under Proposal II.

If you give your proxy, your shares will be voted in the discretion of the persons named in the proxy with respect to any other matters properly brought before the meeting to the extent permitted by applicable laws and regulations.

What is a quorum?

A quorum is the minimum number of shares required to be present at the meeting for the meeting to be properly held under our bylaws and Delaware law. The presence, in person or by proxy, of a majority of all outstanding shares of common stock entitled to vote at the meeting will constitute a quorum at the meeting. A proxy submitted by a stockholder may indicate that all or a portion of the shares represented by the proxy are not being voted with respect to a particular matter (“stockholder withholding”). Similarly, a broker may not be permitted to vote stock held in “street name” (that is, stock held through a broker, bank or other holder of record) on certains matters in the absence of instructions from the beneficial owner of the stock (“broker non-vote”). Shares subject to a proxy which are not being voted on a particular matter because of either stockholder withholding or broker non-vote will not be considered shares present and entitled to vote on that matter. These shares, however, will be considered present and entitled to vote at the meeting and will count for purposes of determining the presence of a quorum. Abstentions are voted neither “FOR” nor “AGAINST” a matter but are counted in the determination of a quorum.

How many votes are needed for approval of each matter?

The election of a director requires the affirmative vote of a plurality of the shares of common stock voted at the meeting. “Plurality” means that the individuals who receive the largest number of votes cast “FOR” are elected as directors. Consequently, any shares not voted “FOR” a particular nominee (whether as a result of a direction of the stockholder to withhold authority, an abstention or a broker non-vote) will not be counted in such nominee’s favor.

The ratification of the appointment of ParenteBeard LLC requires the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote at the meeting. Abstentions are considered present and entitled to vote on this matter, but are not considered as a vote cast. Accordingly, an abstention will have the effect of a vote against this proposal. Shares subject to a broker non-vote or stockholder withholding are not considered present and entitled to vote on this matter. Accordingly, shares subject to a broker non-vote or stockholder withholding will have no effect on this proposal.

How may I vote?

You may vote your shares by proxy via the mail, telephone or Internet or you may vote your shares in person by attending the meeting. To vote by proxy via the mail, you must fill out, sign and date the accompanying form of proxy and return it in the envelope enclosed for that purpose (to which no postage need be affixed if mailed in the United States). If you attend the meeting, you also may return the completed form of proxy in person. To vote by proxy via the telephone or Internet, you must follow the instructions included with the accompanying form of proxy. To vote your shares in person, you must attend the meeting and fill out and submit the ballot that will be supplied to you.

If you hold your shares in street name, please refer to the materials provided to you by your bank, broker or other holder of record for information on communicating your voting instructions. If you hold your shares in street name and you want to vote in person, you must obtain an additional proxy from your bank, broker or other holder of record authorizing you to vote. You must bring this proxy to the annual meeting, present it to the inspector of election and produce valid identification. If you hold your shares in street name, your bank, broker or other holder of record will not be permitted to vote on your behalf for the election of our Class B directors unless it receives voting instructions from you. To ensure that your vote is counted, please communicate your voting instructions to your broker, bank, or other financial institution before the meeting, or arrange to attend the meeting in person.

Can I change my vote after I return my proxy card?

You may revoke your proxy at any time before it is exercised by:

•	delivering written notification of your revocation to our secretary;
•	voting in person at the meeting; or
•	giving another proxy with a later date.

Please note that your attendance at the meeting will not alone serve to revoke your proxy. If you hold your shares in street name, you must contact your bank, broker or other holder of record if you wish to change your voting instructions.

PRINCIPAL HOLDERS OF VOTING SECURITIES

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information as of May 21, 2010 with respect to the beneficial ownership of our common stock by (i) those persons or groups known to beneficially own more than 5% of our voting securities, (ii) each of our current executive officers and directors, (iii) each nominee for director and (iv) all of our current directors and executive officers as a group.

Name and Address of Beneficial Owner(1)	Number of Shares	Percentage
5% Holders:
Cherokee Capital Management, LLC(2)	3,080,000	25.6%
T. Rowe Price Associates, Inc.(3)	2,646,600	19.3%
Davis Selected Advisors, L.P.(4)	1,493,715	12.4%
Charles Royce(5)	1,503,497	11.5%
James J. Martell(6)	1,240,065	10.0%
Pine River Capital Management(7)	1,311,300	9.8%
Officers, Directors and Nominees for Director:
Gregory E. Burns(8)	4,027,058	30.0%
Edward W. Cook(9)	171,439	1.4%
Donald G. McInnes(10)	136,021	1.1%
Maurice Levy(11)	116,391	1.0%
Brian Bowers(12)	36,468	*
Brian Gillen(13)	23,066	*
Charles H. “Skip” Fischer(14)	19,166	*
Stephen M. Spritzer(15)	12,491	*
Robert C. LaRose(16)	0	*
All current directors and executive officers as a group (nine individuals)(17)	4,667,485	33.3%

*	Less than 1%.
(1)	Unless otherwise indicated, the business address of each of the individuals is 121 New York Avenue, Trenton, New Jersey 80638.
(2)	Each of Cherokee Capital Management, LLC, Charles C. Anderson, Jr., Joel R. Anderson, the Delaware ESBT of Charles C. Anderson, Jr., Terrence C. Anderson, Clyde B. Anderson, Harold M. Anderson and David Gillis has shared power to vote and dispose of the shares of common stock. The business address of each of the reporting persons is c/o Anderson Media Corporation, 6016 Brookvale Lane, Suite 151, Knoxville, Tennessee 37919. The foregoing information was derived from a Schedule 13D, as amended on November 5, 2009.
(3)	Represents 1,012,000 shares of common stock owned directly and 1,634,600 shares of common stock subject to warrants and conversion rights. T. Rowe Price Associates, Inc. (“T. Rowe Price”) has sole power to dispose of all such shares and has sole power to vote 84,800 of the shares owned directly and 117,400 of the shares subject to warrants and conversion rights. T. Rowe Price New Horizons Fund, Inc. (“Fund”) has sole power to vote 927,200 of the shares owned directly and 1,517,200 of the shares subject to warrants and conversion rights. The business address of each of T. Rowe Price and the Fund is 100 E. Pratt Street, Baltimore, Maryland 21202. The foregoing information was derived from a Schedule 13G, as amended on February 23, 2010.
(4)	Davis Selected Advisors, L.P. has sole voting and dispositive power over the shares of common stock. The business address of Davis Selected Advisors, L.P. is 2949 East Elvira Road, Suite 101, Tucson, Arizona 85706. The foregoing information was derived from a Schedule 13G, as amended on February 12, 2010.

(5)	Includes 498,952 shares of common stock and 1,004,545 shares of common stock subject to warrants, over which Mr. Royce has sole voting and dispositive power. The business address of Mr. Royce is c/o Royce & Associates, LLC, 1414 Avenue of the Americas, New York, New York 10019. The foregoing information was derived from a Schedule 13D, as filed on February 15, 2008 and a Form 4, filed on March 11, 2008.
(6)	Includes 808,247 shares of common stock and 431,818 shares of common stock subject to warrants, over which Mr. Martell has sole voting and dispositive power. The business address for Mr. Martell is 825 Highland Lane, #1105, Atlanta, Georgia 30306. The foregoing information was derived from a Schedule 13D, as filed on March 17, 2008.
(7)	Each of Brian Taylor and Pine River Capital Management L.P. (“Pine River”) has shared power to vote and dispose of the shares of common stock. The business address of each of Mr. Taylor and Pine River is 601 Carlson Parkway, Suite 330, Minnetonka, Minnesota 55305. The foregoing information was derived from a Schedule 13G, as filed on January 15, 2009.
(8)	Includes 2,616,926 shares of common stock, 1,353,464 shares of common stock subject to warrants and 56,668 shares of common stock subject to stock options, over which Mr. Burns has sole voting and dispositive power. Does not include 103,332 shares of common stock subject to stock options that are not currently exercisable and will not become exercisable within 60 days. Mr. Burns’ business address is 330 Madison Avenue, 6th Floor, New York, New York 10017. Mr. Burns is a member of our board of directors and is our President and Chief Executive Officer.
(9)	Includes 71,862 shares of common stock over which Mr. Cook has sole voting and dispositive power, 2,000 shares of common stock over which Mr. Cook has shared voting and dispositive power, 90,909 shares of common stock subject to warrants over which Mr. Cook has sole voting and dispositive power and 6,668 shares of common stock subject to stock options over which Mr. Cook has sole voting and dispositive power. Does not include 3,332 shares of common stock subject to stock options that are not currently exercisable and will not become exercisable within 60 days. Mr. Cook’s business address is Performance Fire Protection, LLC, Lakeside Business Park, 181 Gasoline Alley, Mooresville, NC 28117. Mr. Cook is a member of our board of directors.
(10)	Includes 70,062 shares of common stock over which Mr. McInnes has sole voting and dispositive power, 200 shares of common stock over which Mr. McInnes has shared voting and dispositive power, 59,091 shares of common stock subject to warrants over which Mr. McInnes has sole voting and dispositive power and 6,668 shares of common stock subject to stock options over which Mr. McInnes has sole voting and dispositive power. Does not include 3,332 shares of common stock subject to stock options that are not currently exercisable and will not become exercisable within 60 days. Mr. McInnes’ business address is 75 Waterside Avenue, Falmouth, Massachusetts 02540. Mr. McInnes is the Chairman of our board of directors.
(11)	Includes 79,450 shares of common stock over which Mr. Levy has sole voting and dispositive power, 3,000 shares of common stock over which Mr. Levy has shared voting and dispositive power, 27,273 shares of common stock subject to warrants over which Mr. Levy has sole voting and dispositive power and 6,668 shares of common stock subject to stock options over which Mr. Levy has sole voting and dispositive power. Does not include 3,332 shares of common stock subject to stock options that are not currently exercisable and will not become exercisable within 60 days. Mr. Levy’s business address is Smart Ventures LP, 6357 Chamberlyne Drive, Frisco, TX 75034. Mr. Levy is a member of our board of directors.
(12)	Includes 29,800 shares of common stock and 6,668 shares of common stock subject to stock options, over which Mr. Bowers has sole voting and dispositive power. Does not include 3,332 shares of common stock subject to stock options that are not currently exercisable and will not become exercisable within 60 days. Mr. Bowers’ business address is P.O. Box 219335, Kansas City, Missouri 64121-9335. Mr. Bowers is a member of our board of directors.
(13)	Includes 18,900 shares of common stock and 4,166 shares of common stock subject to stock options, over which Mr. Gillen has sole voting and dispositive power. Does not include 60,834 shares of common stock subject to stock options that are not currently exercisable and will not become exercisable within 60 days. Mr. Gillen is the President and Chief Executive Officer of our indirect, wholly-owned subsidiary, Clark Worldwide Transportation, Inc.

(14)	Includes 15,000 shares of common stock and 4,166 shares of common stock subject to stock options, over which Mr. Fischer has sole voting and dispositive power. Does not include 70,834 shares of common stock subject to stock options that are not currently exercisable and will not become exercisable within 60 days. Mr. Fischer is the President of The Clark Group, Inc., Clark Distribution Systems, Inc. and Highway Distribution Systems, Inc.
(15)	Includes 8,325 shares of common stock and 4,166 shares of common stock subject to stock options, over which Mr. Spritzer has sole voting and dispositive power. Does not include 30,834 shares of common stock subject to stock options that are not currently exercisable and will not become exercisable within 60 days. Mr. Spritzer is our Chief Financial Officer, Treasurer and Secretary.
(16)	Does not include 10,000 shares of common stock subject to stock options that are not currently exercisable and will not become exercisable within 60 days. Mr. LaRose’s business address is Greatwide Logistics Services, LLC, 12404 Park Central Drive, Suite 300 South, Dallas, TX 75251. Mr. LaRose is a member of our board of directors.
(17)	Includes 2,915,525 shares of common stock and 1,626,575 shares of common stock subject to stock options and warrants. Does not include 289,162 shares of common stock subject to stock options that are not currently exercisable and will not become exercisable within 60 days.

The shares held by certain of the insiders are subject to an escrow agreement, as described in the section entitled “Certain Relationships and Related Transactions — Related Party Transactions.”

PROPOSAL I
ELECTION OF DIRECTORS

Our board of directors is divided into three classes, designated as Class A, Class B and Class C, with only one class of directors being elected in each year and each class serving a three-year term. The term of office of our three Class B directors, consisting of Donald G. McInnes, Edward W. Cook and Brian Bowers, will expire at this year’s annual meeting. The term of office of our two Class C directors, consisting of Maurice Levy and one vacancy, will expire at our 2011 annual meeting. The term of office of our two Class A directors, consisting of Gregory E. Burns and Robert C. LaRose, will expire at our 2012 annual meeting.

We have nominated Messrs. McInnes, Cook and Bowers for re-election as Class B directors, to serve for the ensuing three-year period and until their successors are duly elected and qualified. Unless authority is withheld, the proxies solicited by the board of directors will be voted “FOR” the re-election of each of Messrs. McInnes, Cook and Bowers. In case any of the nominees becomes unavailable for re-election to the board of directors, an event which is not anticipated, the persons named as proxies, or their substitutes, will have full discretion and authority to vote or refrain from voting for any other candidate in accordance with their judgment. Our amended and restated certificate of incorporation does not provide for cumulative voting.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE NOMINEES.

Information About Directors and Executive Officers

Our directors and executive officers are as follows:

Name	Age	Position
Donald G. McInnes	69	Non-Executive Chairman of the Board
Brian Bowers	57	Director
Gregory E. Burns	41	Director and President and Chief Executive Officer
Edward W. Cook	51	Director
Robert C. LaRose	56	Director
Maurice Levy	52	Director
Charles H. “Skip” Fischer III	47	President of The Clark Group, Inc. and President and Chief Operating Officer of Clark Distribution Systems, Inc. and Highway Distribution Systems, Inc.
Brian Gillen	49	President and Chief Executive Officer of Clark Worldwide Transportation, Inc.
Stephen M. Spritzer	56	Chief Financial Officer, Treasurer and Secretary

Donald G. McInnes has been a member of our board of directors since our inception and has served as Chairman of our board of directors since November 2008. Mr. McInnes has over 35 years of experience in the transportation and logistics sector and related industries. Since 1998, Mr. McInnes has consulted on transportation and intermodal issues, first to Burlington Northern and Santa Fe Corporation (“BNSF”), and then with his own consulting practice, McInnes Global Enterprise. From 1995 to 1997, Mr. McInnes served as chief operating officer of BNSF, a publicly traded railroad, where he managed the integration of Burlington Northern and Santa Fe Pacific. From 1993 to 1995, Mr. McInnes served as chief operating officer of Santa Fe Pacific. From 1989 to 1992, Mr. McInnes served as vice president of Santa Fe Pacific, where he was responsible for forming the company’s intermodal business unit. In 1989, Mr. McInnes founded the Intermodal Association of North America (IANA) and was elected the first chairman of the board. From 1969 to 1989, Mr. McInnes worked for the Santa Fe Railway Company. While at Santa Fe Railway, he served from 1988 to 1989 as vice president — administration where he conducted a comprehensive study of the company’s operations which resulting in a restructuring of the intermodal business. Prior to 1988, Mr. McInnes worked in almost every region served by Santa Fe, coordinating operations with increasing responsibility until 1988. Before joining Santa Fe Railway, Mr. McInnes served in the U.S. Air Force where he was promoted to Captain and awarded a bronze star before being assigned to the U.S. Army Transportation Engineering Agency. Mr. McInnes received his B.A. in Economics from Denison University and his M.S. in Transportation from Northwestern University. Mr. McInnes contributes to our board of directors his extensive experience in, and knowledge of, the transportation and logistics industry and significant leadership and management capabilities.

Brian Bowers has been a member of our board of directors since our acquisition of The Clark Group, Inc. on February 12, 2008 (“Acquisition”). Mr. Bowers has over 30 years of experience in the transportation and logistics sector and related industries. Since 2008, Mr. Bowers has served as Senior Vice President of Automotive and Intermodal at Kansas City Southern, an international rail transportation company. He is responsible for business unit strategy, service design and management of all equipment and facilities in the United States and Mexico. From 1998 to 2007, Mr. Bowers was employed by Schneider National, Inc. (“Schneider”) where he served as a senior vice president from 2004, during which time he was responsible for direct sales in Schneider’s European and Mexican markets, business development for its international offerings, creation of new domestic wholesale channels and design of a domestic logistics unit serving steamship lines and freight forwarders. From 1988 to 1998, Mr. Bowers was President of the Dallas, Houston, and New Orleans groups of The Hub Group, Inc., providers of intermodal marketing services. From 1982 to 1988, Mr. Bowers was employed as a vice president of North American Van Lines, holding various positions ranging from sales to business development. From 1976 to 1983, Mr. Bowers held various positions with Roadway Express, a nationwide less-than-truckload motor carrier. Mr. Bowers received his bachelor of arts from Drake University and his masters of business administration from The Ohio State University. Mr. Bowers provides our board of directors with his broad, domestic and international business development, leadership and management experience in the transportation and logistics industry.

Gregory E. Burns, CFA, has been a member of our board of directors since our inception and has served as President and Chief Executive Officer since August 2008. Mr. Burns also served as our President and Chief Executive Officer from our inception until the consummation of the Acquisition. Mr. Burns has worked with companies in the transportation and logistics sector and related industries for over 10 years as an equity research analyst and consultant. Since June 2005, Mr. Burns has served as president of Blue Line Advisors, Inc., a strategic consulting firm that provides consulting services to companies in the transportation and logistics sector and related industries. From April 2001 to May 2005, Mr. Burns served as a vice president and research analyst at J.P. Morgan Securities, Inc., responsible for research coverage of the trucking, rail and global logistics industries. From February 1999 to April 2001, Mr. Burns was a director of Lazard, at the time a privately held investment bank, where he was responsible for research coverage of the airfreight and logistics sector. From February 1997 to February 1999, Mr. Burns served as a vice president at Gerard Klauer Mattson, a private investment banking firm, where he was responsible for research coverage of the air freight and logistics industry. From 1998 to 2001, Mr. Burns was a member of the Institutional Investor All-American Research Team in the Airfreight and Logistics category. Mr. Burns is also a member of the council of Supply Chain Management Professionals, a chartered financial analyst, a member of the Association for Investment Management and Research (AIMR), and a member of the New York Society of Security Analysts. Mr. Burns received his B.A. in Political Science from Trinity College. Mr. Burns’ brings to our board of directors extensive experience in, and unique and broad knowledge of, the transportation and logistics and related industries, management and business strategy expertise and skill in finance and financial markets.

Edward W. Cook has been a member of our board of directors since our inception. Mr. Cook has over 20 years of experience in the transportation and logistics sector and related industries and in the finance and accounting fields. Since 2002, Mr. Cook has served as a founding member, president and majority owner of Performance Fire Protection, LLC, a regional provider of fire protection systems and related services. From 2003 to 2004, Mr. Cook served as an independent director and audit committee chairman for SmartMail Services Inc., a high-volume shipper of flat and parcels for corporate mailings. Mr. Cook served as chief financial officer, senior-vice president, treasurer and director of Landair Services, Inc. from September 1994 until September 1998, when it was separated into two public companies, Forward Air Corporation, a contractor to the air cargo industry, and Landair Corporation, a truckload and dedicated contract carrier. Mr. Cook continued to serve as chief financial officer, senior-vice president, treasurer and director for Forward Air Corporation until May 2001 and as chief financial officer, senior-vice president and treasurer of Landair Corporation until June 2000. During the last three years of Mr. Cook’s involvement with Forward Air Corporation, the company was recognized in the top 40 of the 200 Best Small Companies in America by

Forbes Magazine. From 1988 to 1994, Mr. Cook served in the audit division of Ernst & Young, most recently as a senior manager. From 1986 to 1988, Mr. Cook served as controller for Ryder Temperature Controlled Carriage. Mr. Cook, who began his career as an auditor with Ernst & Young, is a certified public accountant and received his B.S. from Gardner-Webb University. Mr. Cook provides our board of directors with an in-depth understanding of generally accepted accounting principles, financial statements and SEC reporting requirements, extensive and diverse leadership and management experience in the transportation and logistics and related industries and general business knowledge.

Robert C. LaRose has been a member of our board of directors since February 2010. Mr. LaRose is a financial executive with more than thirty years of experience. Since 2007, he has been Executive Vice President and Chief Financial Officer of Greatwide Logistics Service, a logistics and transportation provider of truckload, warehousing and freight brokerage services. From 1989 to 2007, Mr. LaRose served as Executive Vice President and Chief Financial Officer of Landstar Systems, a publicly traded provider of supply chain solutions and global and domestic transportation services. From 1989 to 1999, Mr. LaRose worked as Director of Corporate Accounting at American Brands, Inc, a consumer products distributor which is currently known as Fortune Brands. Other positions Mr. LaRose has held include Controller of Chiquita Brands, Inc. and The General Host Corporation, Director of Accounting at The All American Gourmet Company and Senior Accountant at Arthur Young and Company. Mr. LaRose is a Certified Public Accountant and a Member of the AICPA and New York Society of CPA’s. He holds a B.S. from New York University. Mr. LaRose provides our board of directors with an in-depth understanding of generally accepted accounting principles, financial statements and SEC reporting requirements and extensive and diverse leadership and management experience in the transportation and logistics and other industries.

Maurice Levy has been a member of our board of directors since our inception. Mr. Levy has over 20 years of experience in the transportation and logistics sector and related industries. Mr. Levy currently owns and operates Smart Ventures LP, a private consulting company wholly owned and controlled by Mr. Levy which offers sales, marketing and supply chain consulting services, with a particular emphasis on advising distressed companies. In addition, Mr. Levy has served as the chief operating officer of Dynamex, Inc., a provider of same-day delivery and logistics services, since July 2007. He is responsible for field operations, sales and marketing in the United States and Canada. From November 2005 to June 2007, Mr. Levy served as the senior vice president for charter sales for Executive Jet Management. From 2002 to 2005, Mr. Levy served as senior vice president for sales and marketing of MAGNATRAX Corporation, which manufactures pre-engineered metal buildings and other engineered products and which operates MAGNATRAN, a flat bed carrier. At the time, MAGNATRAX was a holding of Onex Corporation. MAGNATRAX filed for Chapter 11 bankruptcy in 2003, and subsequently emerged from bankruptcy after a financial restructuring in 2004. From May 2000 until September 2000, Mr. Levy served as chief operating officer of EZ2GET.com, a web-based restaurant delivery company. Mr. Levy served as chief executive officer of EZ2GET.com from September 2000 until May 2001. Mr. Levy was retained by EZ2GET.com in connection with a proposed financial restructuring of the company. In connection with its restructuring, EZ2GET.com filed for Chapter 11 bankruptcy in 2001 during Mr. Levy’s tenure as chief executive officer. Subsequent to his departure in May 2001, EZ2GET.com was forced to liquidate as a result of financial and funding difficulties arising after September 11, 2001. Mr. Levy served as senior vice president, sales, marketing and new business ventures from 1995 to 2000, and senior vice president, sales, customer service and retail sales from 1990 to 1995 for Purolator Courier Limited, a Canadian overnight transportation company, which was a holding of Onex Corporation. From 1979 to 1990, Mr. Levy was employed by Federal Express Corporation. From 1987 to 1990, Mr. Levy was managing director of sales for Federal Express Corporation’s Canadian region. From 1979 to 1987, Mr. Levy held various sales and district management positions within Federal Express Corporation. Mr. Levy received his B.A. in Public Administration from the College of New Jersey. Mr. Levy provides our board of directors with his diverse and broad knowledge of, and experience in, sales, marketing and supply chains in the transportation and logistics and other industries together with extensive leadership and management experience.

Charles H. “Skip” Fischer III has served as the President of The Clark Group, Inc., our wholly-owned subsidiary, since October 2009 and as the President and Chief Operating Officer of The Clark Group, Inc.’s domestic division, which includes Clark Distribution Systems, Inc. and Highway Distribution Systems, Inc., since the Acquisition. Prior to such time, Mr. Fischer served as Senior Vice President of The Clark Group, Inc. and Executive Vice President of Highway Distribution Systems, Inc., beginning in December 2005. Prior to joining Clark, from January 2002 until December 2005, Mr. Fischer was Executive Vice President of Kappa Graphics, a commercial printer and publisher of crossword puzzles and word-find books in the United States. Kappa Graphics is a long-standing customer of Clark Distribution Systems, Inc. From 1988 through 2001, Mr. Fischer held numerous financial and operational executive positions at several of publishers in New York City. These positions included, Chief Operating Officer of Dorling Kindersley, Chief Executive Officer of US Media Holdings, and Chief Operating Officer of Von Holtzbrinck Publishing Services. From 1984 to 1988, Mr. Fischer was a Senior Auditor with Arthur Young in New York City, specializing in the firms publishing clients. Mr. Fischer is a Certified Public Accountant in New York and New Jersey and holds a Bachelor of Science degree in accounting from Syracuse University.

Brian G. Gillen has been the President of Clark Worldwide Transportation, Inc., our indirect, wholly-owned subsidiary, since May 2008 and has been Chief Executive Officer of Clark Worldwide Transportation, Inc. since October 2009. He has over 25 years experience in global logistics at public and private entities. From 2003 to 2008, Mr. Gillen served as Vice President, International Sales at Pilot Freight Services. In this role, Mr. Gillen was responsible for the overall growth and profitability of international products and services, as well as expanding the company’s global market share. Prior to his tenure at Pilot, Mr. Gillen served at Airborne Freight Corporation, Inc. from 1984 to 2003 in a variety or roles. Most recently, he served as General Manager; International where he drove improved sales force efficiencies and forecasting accuracy via the effective implementation of various automation and CRM initiatives. Mr. Gillen was also responsible for coordinating global supply chain solutions and systems integration, as well as directing new business development. Mr. Gillen graduated with a B.A. degree in Economics from Villanova University and received his M.S. degree from the New Jersey Institute of Technology’s Graduate School of Management.

Stephen Spritzer has been our Chief Financial Officer, Treasurer and Secretary since the Acquisition. Mr. Spritzer has been Chief Financial Officer of The Clark Group, Inc. since February 2007. From 1993 to 2007, Mr. Spritzer maintained a private consulting practice with expertise in various industries including Security, Information Services, Software Design, Gaming & Racing, and Hospitality. With many of these clients, Mr. Spritzer managed and operated the accounting and financial departments of the organizations. From 1987 through 1993, Mr. Spritzer served as Chief Financial Officer of Victoria Station Inc., a publicly held company in the hospitality industry. Prior to 1987, he served as a senior executive of two large privately held companies in the fields of protection and news information; and as a senior consultant with Deloitte and Touche, LLP where he advised and consulted in areas such as turnaround analysis and implementation, cost containment, budgeting, financial planning, marketing plans, litigation support (anti-trust), accounting and financial system design, financial feasibility studies and expansion analysis. Mr. Spritzer has a B.A. in Economics from Hamilton College, a G.C. in Economics from the London School of Economics and a M.B.A. in Accounting and Finance from the University of Chicago. He is a Certified Public Accountant.

Board and Committee Information

During the fiscal year ended January 2, 2010, our board met four times. Although we do not have any formal policy regarding director attendance at annual stockholder meetings, we attempt to schedule our annual stockholder meetings so that all of our directors can attend in person or by telephone conference. All of the members of our board attended our annual stockholder meeting in 2009 in person. In addition, we expect our directors to attend all board and committee meetings and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities. We have separately-designated standing audit, compensation and nominating and corporate governance committees. During the fiscal year ended January 2, 2010, each of our directors attended at least 75% of the aggregate of (i) the number of meetings of the board held during the period he served as a director and (ii) the number of meetings of committees on which he served.

Independence of Directors

As a result of our securities being listed on the NYSE Amex, we adhere to the rules of that exchange in determining whether a director is independent. Our board of directors also will consult with our counsel to ensure that the board’s determinations are consistent with those rules and all relevant securities and other laws and regulations regarding the independence of directors. The NYSE Amex listing standards define an “independent director” generally as a person, other than an officer of a company, who does not have a relationship with the company that would interfere with the director’s exercise of independent judgment. The exchange requires that a majority of the board of directors of a company be independent, as determined by the board. Consistent with these considerations, our board of directors has affirmatively determined that, Messrs. Bowers, Cook, Levy, LaRose and McInnes, constituting a majority of the board of directors, are independent directors for the ensuing year.

Board Leadership Structure

Our board has determined to keep separate the positions of Chairman and Chief Executive Officer at this time. This permits our Chief Executive Officer to concentrate his efforts primarily on managing our operations and promoting the development of our business. This also allows us to maintain an independent Chairman who oversees, among other things, communications and relations between our board and senior management, consideration by our board of our strategies and policies and evaluation by our board of our Chief Executive Officer.

Board Role in Risk Oversight

Our board’s primary function is one of oversight. In connection with its oversight function, our board oversees the Company’s policies and procedures for managing risk. Our board administers its risk oversight function primarily through our audit committee, which is composed entirely of independent directors under the listing standards of the NYSE Amex. Our audit committee has assumed oversight of various risks that have been identified and assessed by our management. Our audit committee reviews management’s risk assessment and risk management policies and procedures and reports its findings to our board.

Audit Committee Information and Report

Our audit committee consists of Messrs. Cook, McInnes and Levy, each an independent director under the listing standards of the NYSE Amex, with Mr. Cook serving as its chairman. During the fiscal year ended January 2, 2010, our audit committee met 10 times. The audit committee’s duties, which are specified in our audit committee charter, include, but are not limited to:

•	To select or retain each year a firm or firms of independent accountants to audit our accounts and records, to approve the terms of compensation of such independent accountants (including negotiating and executing on behalf of us engagement letters) and to terminate such independent accountants as it deems appropriate.
•	To pre-approve any independent accountants’ engagement to render audit and/or permissible non-audit services (including the fees charged and proposed to be charged by the independent accountants).
•	To ensure the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law.
•	To evaluate the efficiency and appropriateness of the services provided by the independent accountants, including any significant difficulties with the audit or any restrictions on the scope of their activities or access to required records, data and information.
•	To review and discuss with management and the independent accountants the annual audited financial statements, including disclosures made in management’s discussion and analysis, and recommend to the Board whether the audited financial statements should be included in our Annual Report on Form 10-K.

•	To review and discuss with management and the independent accountants our quarterly financial statements prior to the filing of our Quarterly Reports on Form 10-Q, including the results of the independent accountants’ reviews of the quarterly financial statements.
•	Discuss with management and the independent accountants the effect of regulatory and accounting initiatives as well as off-balance sheet items on our financial statements.
•	To meet with our independent accountants, and review written materials prepared by the independent accountants, as appropriate, to consider and review, as appropriate and in consultation with the independent accountants, the appropriateness and adequacy of our financial and accounting policies, procedures and internal accounting controls and, as appropriate, the internal controls of key service providers, and to review management’s responses to the independent accountants’ comments relating to those policies, procedures and controls, and to any special steps adopted in light of material control deficiencies.
•	To establish and maintain procedures for the following, including considering exceptions to and responding to alleged violations of such procedures as the audit committee shall consider appropriate: the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters; and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters.
•	To review the results of management’s efforts to monitor compliance with our programs and policies designed to ensure adherence to applicable laws and rules, including our code of ethics.
•	To consider whether to grant any approvals or waivers sought under the our code of ethics.
•	To review disclosures made to the audit committee by our Chief Executive Officer and Chief Financial Officer, or persons performing similar roles, during their certification process for our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q concerning any significant deficiencies in the design or operation of internal controls or material weaknesses in such controls, and any fraud involving management or other employees who have a significant role in our internal controls.
•	To discuss with management our major financial risk exposures and the steps management has taken to monitor and control such exposures, including our risk assessment and risk management policies.

The audit committee charter was attached as Annex A to the proxy statement for our annual meeting in 2009.

Financial Expert on Audit Committee

The audit committee will at all times be composed exclusively of independent directors, as defined under the listing standards of the NYSE Amex, that are able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement.

In addition, we must certify to the NYSE Amex that the audit committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication. Our board has determined that Mr. Cook satisfies the NYSE Amex’s definition of “financial sophistication” and also qualifies as an “audit committee financial expert,” as defined under the rules and regulations of the Securities and Exchange Commission.

Audit Committee Report

The board of directors has adopted a written charter for the audit committee. All of the members of the committee are independent, as defined under the listing standards of the NYSE Amex.

The audit committee has reviewed the Company’s audited consolidated financial statements and met with management and ParenteBeard LLC, the Company’s independent auditors, to discuss those financial statements. Management represented to the committee that the audited consolidated financial statements were prepared in accordance with generally accepted accounting principles. The audit committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61

(Communication with Audit Committees). The Company’s independent auditors also provided the committee with the written disclosures required by Public Company Accounting Oversight Board Rule 3526 (Communication with Audit Committees Concerning Independence) and the committee discussed with the independent auditors and management the auditors’ independence, including with regard to fees for services rendered during the fiscal year and for all other professional services rendered by our independent auditors.

Based upon the committee’s discussion with management and the independent auditors and the committee’s review of the representations of management and the report of the independent auditors to the audit committee, the committee recommended to the board of directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 2, 2010.

The Members of the Audit Committee Edward W. Cook (Chairman) Maurice Levy Donald G. McInnes

Notwithstanding anything to the contrary set forth in our previous filings under the Securities Act or the Exchange Act that might incorporate future filings made by us under those statutes, this section entitled “Board and Committee Information — Audit Committee Information and Report” will not be incorporated by reference in any of those prior filings or any future filings by us.

Nominating and Corporate Governance Committee Information

We established a nominating committee in February 2008. In June 2009, we re-designated the nominating committee as the nominating and corporate governance committee and adopted a new charter. The nominating and corporate governance committee consists of Messrs. McInnes, Cook, Bowers and Levy, each an independent director under the listing standards of the NYSE Amex, with Mr. McInnes serving as chairman until February 2009 and Mr. Bowers serving as chairman since that time. During the fiscal year ended January 2, 2010, our nominating and corporate governance committee met four times. The nominating and corporate governance committee is responsible for overseeing the selection of persons to be nominated to serve on our board of directors. In performing this function, it considers persons identified by its members, management, stockholders, investment bankers and others. The nominating and corporate governance committee is also responsible for recommending and periodically reviewing a set of corporate governance guidelines for our company. The nominations and corporate governance committee charter is attached to this proxy statement as Annex A.

Guidelines for Selecting Director Nominees

The guidelines for identifying and evaluating nominees are specified in the nominating and corporate governance committee charter. The nominating and corporate governance committee evaluates each individual in the context of the board as a whole, with the objective of recommending to the board a group of nominees that can best implement our business plan, perpetuate our business, represent shareholder interests and promote a diversity of views based on the individual’s education, experience and professional employment. The nominating and corporate governance committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time. The guidelines set forth a list of criteria for assessing candidates, including whether the candidate is independent under the listing standards of the NYSE Amex; is accomplished in his or her field; has the ability to read and understand basic financial statements; has relevant experience and expertise and would be able to provide insights based thereon; is of high moral and ethical character; and is able to develop a good working relationship with the other directors.

Stockholders may recommend candidates for nomination. Any recommendations must be received by our corporate secretary no later than 30 days after the end of our fiscal year. All recommendations must include certain information about the candidate, as specified in our nominating and corporate governance committee charter, and must be accompanied by a consent from the candidate to serve as a director. The nominating and corporate governance committee does not distinguish between candidates recommended by stockholders and candidates recommended by other persons. We did not receive any recommendations from stockholders for this annual meeting.

Compensation Committee Information

We established our compensation committee in February 2008. The compensation committee consists of Messrs. McInnes, Cook and Bowers, with Mr. McInnes serving as chairman. Each of Messrs. McInnes, Cook and Bowers is a non-employee director and is independent under the listing standards of the NYSE Amex. During the fiscal year ended January 2, 2010, our compensation committee met six times. The purpose of our compensation committee, which does not have a charter, is to review and approve compensation paid to our executive officers and directors and certain of our senior managers and to administer our incentive compensation plans, including to make and modify awards under such plans. At present, our only incentive compensation plans are our 2007 Long-Term Incentive Equity Plan and our cash bonus program, as described below.

Our compensation committee generally meets on a quarterly basis to consider compensation trends and best practices in compensation policies and their applicability to us. The compensation committee also meets late each year as part of the following year budget approval process, or early in the following year, to determine the compensation for our executive officers and certain of our senior managers for the ensuing year, including such individuals’ base salary, bonus targets, bonus goals and long-term incentive awards (subject to the requirements of any applicable employment agreements). The compensation committee considers recommendations received from Mr. Burns in making these determinations, but Mr. Burns does not make recommendations concerning his own compensation. As part of this annual review of compensation, the compensation committee administers a cash bonus program we maintain for selected officers and senior managers. The bonuses are paid from a pool that consists of 10% of our earnings before interest, taxes and amortization for each fiscal year. Participants in the program are assigned a share of the pool, a portion of which share is paid only at the discretion of the compensation committee based on the participant’s achievement of specified bonus goals during the preceding year. During the annual review of compensation, the compensation committee determines which executive offers and senior managers will participate in the program for the ensuing year, the size of the share allocated to each participant for that year and the specified bonus goals applicable to the discretionary portion of each participant’s share for that year (subject to the requirements of any applicable employment agreements). The compensation committee also determines the extent to which the specified bonus goals have been met by each participant for the preceding fiscal year and the amount of the discretionary portion of the share that will be paid for that year. There may be circumstances in which the compensation committee determines that a bonus (or other incentive compensation in substitution for the cash bonus) should be paid to an executive officer or member of senior management even where bonus goals were not attained for the prior fiscal year. In making each of the foregoing determinations, the compensation committee considers the recommendations of Mr. Burns, which he develops in consultation with Mr. Fischer and Mr. Gillen. Mr. Burns does not participate in the cash bonus program.

The compensation committee from time to time engages outside compensation consultants to assist in the valuation of compensation packages, to analyze general market trends in executive compensation and to compare the compensation of our senior management, including the named executive officers, to publicly-reported compensation paid by other transportation and logistics companies. In the fiscal year ended January 2, 2010, the compensation committee engaged the services of Mercer LLC as an outside consultant to assist in the establishment of a more results-oriented compensation system. The compensation consultant did not provide any additional services. The decision to engage the compensation consultant was not made or recommended by management.

Executive and Director Compensation

Summary Compensation Table

The following table shows the compensation paid and accrued during each of our last two fiscal years to (i) our principal executive officer, (ii) our two most highly compensated executive officers who were executive officers as of the end of the fiscal year and (iii) one individual who would have been among our two most highly compensated executive officers except he was not an executive officer as of the end of the fiscal year (collectively, the “Named Executive Officers”).

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
Gregory E. Burns(1)	2009	154,385	—	63,000	—	217,385
	2008	—	—	24,800	—	24,800
Timothy Teagan(2)	2009	249,832	—	12,688	8,527	271,046
	2008	287,053	143,975	154,688	17,267	602,983
Skip Fischer(3)	2009	243,002	20,000	30,875	19,986	313,863
	2008	249,263	74,250	—	26,735	350,247
Stephen Spritzer(4)	2009	173,895	—	10,875	7,513	192,283
	2008	175,000	33,652	—	8,667	217,319

(1)	Mr. Burns is our President and Chief Executive Officer. “All Other Compensation” to Mr. Burns in the fiscal year ended January 3, 2009 includes fees received as compensation for Mr. Burns’ service as a director, as follows: $27,000 in fees earned or paid in cash and $24,800 in option awards.
(2)	Mr. Teagan was the President and Chief Executive Officer of The Clark Group, Inc. until his resignation on October 21, 2009. “All Other Compensation” to Mr. Teagan represents, in each case for 2009 and 2008, respectively, (a) an automobile allowance of $7,895 and $9,636, (b) $632 and $731 for the Company’s payment of a portion of Mr. Teagan’s long term disability insurance premiums and (c) Company contributions to Mr. Teagan’s 401(k) Savings Plan of $0 and $6,900.
(3)	Mr. Fischer is the President of The Clark Group, Inc. and is the President and Chief Operating Officer of Clark Distribution Systems, Inc. and Highway Distribution Systems, Inc. “All Other Compensation” to Mr. Fischer represents, in each case for 2009 and 2008, respectively, (a) an automobile allowance of $10,308 and $10,000, (b) $9,679 and $9,679 for the Company’s payment of a portion of his health care insurance premiums and (c) Company contributions to Mr. Fischer’s 401(k) Savings Plan of $0 and $6,900.
(4)	Mr. Spritzer is our Chief Financial Officer, Treasurer and Secretary. “All Other Compensation” to Mr. Spritzer represents for 2009 and 2008 respectively, $7,513 and $2,504 for the Company’s payment of a portion of his health care insurance premiums and (b) Company contributions to Mr. Spritzer’s 401(k) Savings Plan of $0 and $6,007.

Gregory E. Burns

Prior to February 2009, Mr. Burns received compensation for his services as director and no compensation for his services as our President and Chief Executive Officer. In February 2009, we approved a compensation arrangement for Mr. Burns as our President and Chief Executive Officer and ceased paying him compensation for his services as a director. Pursuant to his compensation arrangement, Mr. Burns receives a base salary at the rate of $180,000 per year and is eligible to receive an annual equity incentive bonus of up to 100% of his annual base salary, based upon the achievement of benchmarks focused on increasing stockholder value, as determined in advance by the compensation committee. As part of the compensation arrangement, Mr. Burns also was granted, under the Company’s 2007 Long-Term Incentive Plan, a 10-year option to purchase up to 150,000 shares of the Company’s common stock at an exercise price of $0.69 per share (the closing price of the Company’s common stock on the NYSE Amex on February 9, 2009, the date of the grant), vesting in three equal installments on the first three anniversaries of the date of grant. Mr. Burns will not participate in the health and retirement plans available to the Company’s other officers and employees. Prior to February 2009, Mr. Burns received compensation for his service as a director as set forth below.

Charles H. Fischer III

In October 2009, we entered into an employment agreement with Mr. Fischer, in connection with his promotion to president of The Clark Group, Inc. The agreement supersedes and replaces in its entirety the previous employment agreement between The Clark Group, Inc. and Mr. Fischer. Pursuant to the agreement, Mr. Fischer will be employed as the President of The Clark Group, Inc. Mr. Fischer (i) will receive a base salary at an annual rate of $251,327 commencing upon the signing, of $230,000 commencing on January 1, 2010, of $210,000 commencing on July 1, 2010, and of $190,000 commencing on January 1, 2011; (ii) received $20,000 upon signing and will receive another $20,000 on May 31, 2010; (iii) was granted a 10-year option to purchase 50,000 shares of the Registrant’s common stock at an exercise price of $0.65 per share, which vests as to 25,000 shares of common stock on October 28, 2012 and vests as to 25,000 shares of common stock based on the achievement of certain performance criteria; and (iv) will receive cash bonuses based on the profitability of The Clark Group, Inc.’s domestic division. In addition, Mr. Fischer will be reimbursed for out-of-pocket expenses reasonably incurred in the performance of his duties; will receive four weeks of vacation; will be eligible to participate in The Clark Group, Inc.’s benefit plans, including health, pension, short-term disability and life insurance; and will receive an automobile allowance.

The term of Mr. Fischer’s agreement is one year, unless earlier terminated as provided therein. The term automatically renews for additional one year terms unless one party notifies the other at least 30 days prior to the anniversary date that such party intends not to renew. If Mr. Fischer’s employment is terminated “without good cause” (as defined in the his agreement) or The Clark Group, Inc. does not elect to renew for a consecutive one-year term, then The Clark Group, Inc. will pay Mr. Fischer, as severance, his then current base salary for one year following the expiration of the term. His right to the severance is subject to his execution of a separate agreement that includes a general release of all claims against The Clark Group, Inc. The Clark Group, Inc. may terminate the severance if Mr. Fischer breaches certain of the restrictive covenants contained in his agreement.

Mr. Fischer’s prior employment agreement provided for him to be employed as Executive Vice President of Clark Distribution Systems, Inc. and Highway Distribution Systems, Inc., at an initial base salary of $230,000, with a further automobile allowance of $10,000 per year. Mr. Fischer’s base salary was subsequently increased to $251,327 and, in connection with the Acquisition, he was promoted to President and Chief Operating Officer of our domestic division (comprised of Clark Distribution Systems, Inc. and Highway Distribution Systems, Inc.). Under the employment agreement, Mr. Fischer was eligible for a performance bonus and an annual incentive bonus. He was also entitled to reimbursement for reasonable business expenses incurred in connection with the performance of his duties and to participate in any benefit plans sponsored by us, including health, pension and short-term disability and life insurance.

Stephen M. Spritzer

In February 2007, The Clark Group, Inc. entered into an employment agreement with Mr. Spritzer, providing for him to be employed as Chief Financial Officer and Chief Administrative Officer of The Clark Group, Inc., at an initial base salary of $136,000. His base salary was subsequently increased to $180,250. Under the employment agreement, Mr. Spritzer is eligible for a performance bonus. He is also entitled to reimbursement for reasonable business expenses incurred in connection with the performance of his duties and to participate in any benefit plans sponsored by us, including health, pension and short-term disability and life insurance.

Mr. Spritzer’s employment agreement renews for additional successive one year terms, unless we notify him that it will be allowed to expire by December 31 or it is earlier terminated as follows. Mr. Spritzer’s employment may be terminated by us upon 10 days’ notice for “good cause” (as defined in the employment agreement) or he may voluntarily terminate his employment upon 60 days’ notice; in either case, he will have no right to severance. If Mr. Spritzer’s employment is terminated by us without good cause, he will be entitled to severance equal to one year of his then current base salary and a prorated portion of his annual performance bonus, as long as he returns all of our company property and continues to comply with our confidentiality policy. If we request or direct Mr. Spritzer to move his place of employment more than 20 miles or if his duties are significantly altered or reduced, Mr. Spritzer may elect to receive severance as if he had been terminated without good cause.

Timothy Teagan

In connection with the Acquisition, we entered into an employment agreement with Mr. Teagan, providing for him to be employed as President and Chief Executive Officer of The Clark Group, Inc., at a base annual salary of $283,109, with a further automobile allowance of $9,330. It provided for him to be eligible to receive an annual bonus according to the plan described below and for him to receive annual equity incentives up to 40% of his base salary as determined by the compensation committee based on the achievement of individual objectives and corporate benchmarks. Furthermore, in June 2008, upon completion of The Clark Group, Inc.’s audited financial statements for the 2007 fiscal year, Mr. Teagan received a 10-year option to purchase 56,250 shares of our common stock at an exercise price of $2.75 per share (the closing price of the Company’s common stock on the NYSE Amex on the date of the grant) with vesting in increments of one third at each anniversary of the grant date.

Mr. Teagan’s employment agreement also obligated us to maintain certain benefits received under Mr. Teagan’s prior employment agreement, including life and disability insurance, health care insurance, dental insurance, prescription coverage, short term disability insurance, vacation and illness benefits and long term disability coverage, in accordance with existing practices. All of these benefits other than long term disability coverage were available to our employees on a company-wide basis. With respect to such coverage, we paid the annual premium, which for the last fiscal year was an aggregate of approximately $632. He was entitled to reimbursement for documented and reasonable business expenses incurred in connection with the performance of his duties and to participate in any group insurance, hospitalization, medical, dental, health and disability benefit plans sponsored by us to the extent he is eligible therefor.

Mr. Teagan resigned on October 21, 2009. In connection with his resignation, we entered into a separation agreement and general release with Mr. Teagan. Pursuant to the agreement, among other things, (i) Mr. Teagan will receive severance pay consisting of salary continuation from November 7, 2009 through February 12, 2011; (ii) Mr. Teagan will receive the compensation set forth in the consulting agreement he entered into with us; (iii) Mr. Teagan will not be entitled to any employee benefits, bonus payments, additional severance pay, vacation pay, or other payments following November 6, 2009; (iv) Mr. Teagan provided a release of claims; and (v) Mr. Teagan agreed to certain restrictive covenants.

Bonus Pools and Incentive Compensation

Executive cash bonuses are paid on an annual basis from an executive bonus pool that consists of 10% of earnings before interest, taxes and amortization in a fiscal year. The compensation committee determines the executives who can participate in the bonus pool and the participant’s respective share of the bonus pool. Twenty percent of each participating executive’s share of the pool is paid only to the extent that pre-determined performance objectives and corporate benchmarks are achieved. The performance objectives and corporate benchmarks are determined by the compensation committee and include, among other key business factors: growth in gross revenue; growth in net revenue; growth in earnings before interest and taxes; growth in earnings per share; corporate operating margin; earnings per share; development of personnel; retention of personnel and retention of customers. Messrs. Fischer and Spritzer were selected by the compensation committee to participate in the executive bonus pool during 2009 but each voluntarily declined participation.

In addition, Messrs. Burns, Fischer and Spritzer are, and Mr. Teagan was, eligible to receive stock-based awards under our 2007 Long-Term Incentive Equity Plan. The plan is more fully described under this Item in the section entitled “Executive Officer and Director Compensation — 2007 Long-Term Incentive Equity Plan.” The stock-based awards granted under the plan to Messrs. Burns, Fischer, Spritzer and Teagan are described in the section entitled “Executive Officer and Director Compensation — Outstanding Equity Awards at Fiscal Year End.”

Outstanding Equity Awards at Fiscal Year End

The following table contains information concerning unexercised options for each Named Executive Officer, outstanding as of January 2, 2010.

		Option Awards
Name and Principal Position	Year	Number of Securities Underlying Unexercised Options – Exercisable	Number of Securities Underlying Unexercised Options – Unexercisable	Option Exercise Price ($)	Option Expiration Date
Gregory E. Burns	2009	—	150,000	0.42	2/8/2019
	2008	—	10,000	2.48	3/13/2018
Timothy Teagan(1)	2009	—	26,250	0.48	03/15/2019, 6/14/2019, 9/13/2010
	2008	18,750	37,500	2.75	6/5/2018
Skip Fischer	2009	—	75,000	0.41	03/15/2019, 6/14/2019, 9/13/2019, 10/27/2019, 12/14/2019
	2008	—	—	—
Stephen Sprizter	2009	—	25,000	0.44	03/15/2019, 6/14/2019, 9/13/2019, 12/14/2019
	2008	—	—	—

(1)	Such options expired by their terms on January 20, 2010, 90 days following Mr. Teagan’s resignation from the Company.

Retirement Benefits and Payments Upon a Resignation, Retirement or Change of Control

We do not have special retirement plans for our Named Executive Officers. Messrs. Fischer, Spritzer may participate, and Mr. Teagan could participate, in the same retirement plans as are available to substantially all of our employees, including our 401(k) plan. Mr. Burns does not participate in any such plans.

As described above, each of Messrs. Fischer and Spritzer is, and Mr. Teagan was, entitled to receive severance upon termination of his employment without cause. In addition, Mr. Spritzer is entitled to receive severance if we move his place of employment more than 20 miles or his duties are significantly altered or reduced and Mr. Teagan was entitled to receive severance upon the occurrence of certain “fundamental changes.” Mr. Teagan resigned in October 2009 and his severance is described in the section entitled “Executive and Director Compensation — Compensation Arrangements — Timothy Teagan.”

Furthermore, the vesting of stock options and other awards granted under our 2007 Long-Term Incentive Equity Plan, including those held by Messrs. Burns, Fischer and Spritzer, may be accelerated upon the occurrence of certain events. In the event any person acquires 50% or more of our common stock, and our board does not approve such acquisition, then all such awards will vest immediately. In the event of an acquisition of substantially all of our assets or 50% or more of our common stock, the compensation committee may elect to accelerate the vesting of such awards.

2007 Long-Term Incentive Equity Plan

The plan reserves 930,000 shares of our common stock for issuance in accordance with its terms. All of our officers, directors, employees and consultants are eligible to be granted awards under the plan. An incentive stock option may be granted under the plan only to a person who, at the time of the grant, is an employee of ours or a related corporation. The maximum award to any holder in any calendar year is not to exceed 600,000 shares of common stock in the aggregate. The plan will terminate when no further awards may be granted and awards granted are no longer outstanding, provided that incentive options may only be granted until February 12, 2018. To the extent permitted under the provisions of the plan, the compensation committee has authority to determine the selection of participants, allotment of shares, price, and other conditions of awards.

Director Compensation

The following table contains information concerning compensation of our directors for the fiscal year ended January 2, 2010:

Name	Year	Fees Earned or Paid in Cash ($)	Option Awards ($)	Total ($)
Donald G. McInnes	2009	57,000	—	57,000
	2008	55,500	24,800	80,300
Gregory E. Burns	2009	—	—	—
	2008	27,000	24,800	51,800
Timothy Teagan(1)	2009	—	—	—
	2008	—	—	—
Brian Bowers	2009	37,000	—	37,000
	2008	36,000	24,800	60,800
Edward W. Cook	2009	44,000	—	44,000
	2008	54,000	24,800	78,800
Maurice Levy	2009	33,000	—	33,000
	2008	42,500	24,800	67,300
Kenneth L. Saunders(2)	2009	13,650	8,400	22,050
	2008	1,650	4,300	5,950
James J. Martell(3)	2008	37,750	24,800	62,550

(1)	Mr. Teagan resigned from the board of directors on October 26, 2009. His options expired by their terms on January 20, 2010.
(2)	Mr. Saunders was appointed to the board of directors on November 28, 2008 and resigned on July 31, 2009. His options expired by their terms on October 30, 2009.
(3)	Mr. Martell resigned from the board of directors on October 14, 2008. His options expired by their terms on January 13, 2009.

Employees of ours who serve on the board of directors do not receive any cash compensation for their service as members of the board of directors, except for Mr. Burns who received compensation for his services as a director during the time, from August 2008 to February 2009, that he served without compensation as our President and Chief Executive Officer. We ceased paying Mr. Burns compensation as a director upon the approval in February 2009 of a compensation arrangement for his services as President and Chief Executive Officer. Prior to 2009, Mr. Burns was compensated as if he were a non-employee director and such compensation is reported in the Summary Compensation Table above.

Our non-employee directors each receive an annual cash fee of $20,000 and an additional $1,000 fee for each board and committee meeting that they attend in person. Prior to February 2009, non-employee directors also received a $1,000 fee for each meeting attended by telephonic participation lasting one hour or more and a $500 fee for each meeting attended by telephonic participation lasting less than one hour. Such fees for telephonic participation are no longer paid, except in special circumstances upon application to the compensation committee and approval by the board of directors. In addition, the chair of our audit committee receives an additional $7,000 for the chair’s service and the chairs of our compensation and nominating committees receive an additional $5,000 for the chair’s services. All cash payments to directors are made quarterly in arrears. Our non-employee directors also receive a grant of options to acquire 10,000 shares of our common stock on the first business day following their initial appointment or election and a grant of options to acquire 20,000 shares of our common stock on the first business day following each annual meeting of stockholders at which they are re-elected to the board. The options vest semi-annually over three years. The per share exercise price of these options will be equal to the market price of our common stock on the date of grant.

On March 13, 2008, in connection with the consummation of the Acquisition, we granted a 10-year option to purchase 10,000 shares of our common stock at an exercise price of $4.06 per share (the closing price of the Company’s common stock on the NYSE Amex on the date of the grant), vesting in six equal semiannual installments, to Messrs. Bowers, Burns, Cook, Levy and McInnes, each a then non-employee director of ours, and to Mr. James J. Martell, a former non-employee director of ours. On November 28, 2008, we granted in connection with his appointment to the board of directors, a 10-year option to purchase 10,000 shares of our common stock at an exercise price of $0.71 vesting in six equal installments to Kenneth L. Saunders, a former non-employee director of ours. On June 2, 2009, we granted to Mr. Saunders, in connection with his re-election to the board of directors, a 10-year option to purchase 20,000 shares of our common stock at an exercise price of $0.68 vesting in six equal installments.

Equity Compensation Plan Information

As at January 2, 2010, we have the following equity compensation plans that provide for the issuance of options, warrants or rights to purchase our securities.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by security holders(1)	682,750	$1.02	247,250
Equity compensation plans not approved by security holders	N/A	N/A	N/A
Total	682,750	$1.02	247,250

(1)	Our stockholders approved the 2007 Long-Term Incentive Equity Plan on February 11, 2008.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our officers, directors and persons who own more than 10 percent of a registered class of our equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and 10 percent stockholders are required by regulation to furnish us with copies of all Section 16(a) forms they file. Based upon copies of such forms received, we are aware of the following filings that were not timely made:

•	Form 4 for Charles H. Fischer III filed on March 19, 2009 reporting the grant on March 16, 2009 of a stock option for 6,250 shares of common stock exercisable at $0.69 per share.
•	Form 4 for Brian G. Gillen filed on September 17, 2009 reporting the grant on September 14, 2009 of a stock option for 6,250 shares of common stock exercisable at $0.75 per share.
•	Form 4 for Charles H. Fischer III filed on September 17, 2009 reporting the grant on September 14, 2009 of a stock option for 6,250 shares of common stock exercisable at $0.75 per share.
•	Form 4 for Timothy Teagan filed on September 17, 2009 reporting the grant on September 14, 2009 of a stock option for 8,750 shares of common stock exercisable at $0.75 per share.

Based solely on copies of such forms received or written representations from certain reporting persons that no Forms 5 were required for those persons, we believe that, during the fiscal year ended January 2, 2010, all other filing requirements applicable to our officers, directors and greater than 10 percent beneficial owners were complied with.

Code of Ethics

In February 2006, our board of directors adopted a code of ethics that applies to our directors, officers and employees as well as those of our subsidiaries. Requests for copies of our code of ethics should be sent in writing to Clark Holdings Inc., 121 New York Avenue, Trenton, New Jersey 08638.

Transactions with Related Persons

Escrow Agreement

In connection with our formation in September 2005, we sold 2,500,000 shares (the “Founders’ Shares”) of our common stock to certain individuals (our “Founders”), including Gregory E. Burns, James Martell, Donald G. McInnes, Edward W. Cook, Maurice Levy and Charles Royce. Upon the closing of the Acquisition, certain of the holders of the Founders’ Shares placed an aggregate of 1,173,438 of such shares into escrow pursuant to a Stockholder Escrow Agreement (the “Escrow Agreement”). Of the 1,173,438 shares place into escrow, Mr. Burns placed 381,250, Mr. Martell placed 400,000, Messrs. McInnes and Cook placed 31,250 each, Mr. Levy placed 25,000, and Mr. Royce placed 281,250. These shares will be released from escrow if, and only if, prior to the fifth anniversary of the closing, the last sales price of our common stock equal or exceeds $11.50 per share for any 20 trading days within a 30 day trading day period. Upon satisfaction of this condition, the stockholders may send a notice to the trustee that the conditions have been met. Upon verification by the independent trustee, the shares shall be released to the holders. If such condition is not met, the shares placed in escrow will be cancelled. The release condition may not be waived by us or by our board of directors in any circumstances. The terms of the escrow agreement will restrict the holders from selling or otherwise transferring the escrowed shares during the period the escrow arrangement is in effect, subject to certain limited exceptions such as transfers to family members and trusts for estate planning purposes, the death of the holder and transfers to an estate or beneficiaries, provided that the recipients agree to remain subject to the arrangement. As of May 3, 2010, the release condition had not been met.

Because of the condition to which the escrowed shares are subject, such shares are considered as contingent shares and, as a result, are not included in our pro forma income (loss) per share calculations for the 47 weeks ended January 3, 2009 or the 52 weeks ended January 2, 2010. Also, as a result of the Company’s probability analysis of such condition being satisfied, the Company did not recognize amortization expense with respect to the escrowed shares for the 47 weeks ended January 3, 2009 or the 52 weeks ended January 2, 2010.

Registration Rights

As described above, in connection with our formation in September 2005, we sold the Founders’ Shares to our Founders. In addition, in connection with the closing of our initial public offering in February 2006, we sold 2,272,727 warrants (the “Founders’ Warrants”) to our Founders. The holders of a majority of these Founders’ Shares and Founders’ Warrants (or shares of common stock underlying the Founders’ Warrants) are entitled to make up to two demands that we register the Founders’ Shares, the Founders’ Warrants and the shares of common stock underlying the Founders’ Warrants. The holders can elect to exercise these registration rights at any time. In addition, the holders have certain “piggy-back” registration rights on registration statements filed by us. We will bear the expenses incurred in connection with the filing of any such registration statements.

Other Transactions

From February 2006 until the consummation of the Acquisition on February 12, 2008, we paid Blue Line Advisors, Inc., a private company wholly-owned and controlled by Gregory E. Burns, approximately $7,500 per month for office space and administrative support services. For the 53 weeks ended January 3, 2009, and the year ended December 31, 2007, the Company incurred $24,000 and $90,000, respectively, for the space and services.

We reimbursed our officers and directors for any out-of-pocket business expenses incurred by them prior to the Acquisition in connection with certain activities on our behalf such as identifying and investigating possible target businesses and business combinations. In accordance with this arrangement, we paid an aggregate of $24,633 to our officers and directors.

Other than the reimbursable out-of-pocket expenses payable to our officers and directors, no compensation of any kind, including finder’s and consulting fees, was paid to any of our initial stockholders, including our officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the Acquisition, other than to Blue Line Advisors, Inc. as described above.

On January 30, 2008, certain directors of the Company loaned the Company $65,000 each to fund expenses prior to the Acquisition. The loans were evidenced by promissory notes that bore interest at 10% per annum. These notes were repaid on February 13, 2008, in conjunction with the Acquisition.

On February 1, 2008, we entered into an agreement with Cherokee Capital Management, LLC (“Cherokee”) pursuant to which Cherokee purchased 2,380,000 shares of our common stock that were issued in our initial public offering from holders of such shares who had indicated their intention to vote against the proposal to approve the Acquisition (“Acquisition Proposal”) that was considered at our special meeting of stockholders initially convened on February 7, 2008, adjourned until February 8, 2008 and further adjourned until February 11, 2008. Pursuant to the agreement, Cherokee used reasonable efforts to obtain proxies from the sellers so that the shares could be voted in favor of the proposal or to cause the sellers to so vote such shares. We granted Cherokee certain demand and piggy-back registration rights with respect to the shares following the closing of the Acquisition. Pursuant to the agreement, Messrs. Martell, Burns and Levy and Mitchell Friedman (our former Chief Financial Officer and a holder of Founders’ Shares) transferred 380,000 of their Founders’ Shares to Cherokee upon the consummation of the Acquisition. We granted Cherokee demand and piggy-back registration rights with respect to such shares that are consistent with the registration rights our Founders have with respect to their Founders’ Shares. On February 1, 2008, we also entered into an agreement with Messrs. Martell, Burns, McInnes, Royce and Cook, pursuant to which they purchased an additional 299,800 shares from holders who had indicated their intention to vote against the Acquisition Proposal. Purchases by the Founders were made in open market transactions in accordance with the requirements of Rule 10b-18 under the Securities Exchange Act of 1934.

On February 8, 2008, we entered into a second agreement with Cherokee, pursuant to which Cherokee purchased 820,000 shares of our common stock that were issued in our public offering from holders of such shares who had indicated their intention to vote against the Acquisition Proposal. Such purchases were in addition to the 2,380,000 shares purchased by Cherokee pursuant to the February 1, 2008 agreement. Cherokee used reasonable efforts to obtain proxies from the sellers so that the shares could be voted in favor of the proposal or to cause the sellers to so vote the additional shares. We granted Cherokee demand and piggy-back registration rights with respect to the 820,000 additional shares. In addition, Messrs. Martell, Burns and Charles Royce, one of our founding stockholders, gave Cherokee a 30-day “put” option that required them to purchase 120,000 of such additional shares from Cherokee at $8.03 per share, the price at which they were purchased by Cherokee. The put option was exercised by Cherokee on February 28, 2008 and the shares purchased by Messrs. Martell, Burns and Royce on March 6, 2008. Pursuant to the agreement, each of Messrs. Martell and Burns also transferred 37,500 shares and Mr. Friedman transferred 25,000 shares of our common stock to Cherokee upon the closing of the Acquisition. We also granted Cherokee demand and piggy-back registration rights with respect to all of the shares being transferred to it by our Founders.

The Company provides logistics and transportation services for Anderson Merchandisers, LP, related through common ownership. The revenue related to these services was $1,223,000 and $2,806,000 for the 52 weeks ended January 2, 2010 and the 53 weeks ended January 3, 2009, respectively, and is included in gross revenues. Accounts receivable included in the consolidated balance sheet from Anderson Merchandisers, LP, was $5,000 and $333,000 as of January 2, 2010, and January 3, 2009, respectively.

The Company purchases transportation services from Prologix Distribution Services (East), LLC, related through common ownership. Such purchases were $120,000 and $0 for the 53 weeks ended January 3, 2009, and year ended December 31, 2007, respectively, and are included in freight expense. There were no amounts payable to the Company from Prologix Distribution Services (East), LLC at January 3, 2009, and December 31, 2007. Prologix Distribution Services (East), LLC was not a related party through common ownership during the 52 weeks ended January 2, 2010.

PROPOSAL II
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has selected ParenteBeard LLC (“Parente”), a registered public accounting firm, as our independent auditor for the fiscal year ending January 1, 2011. Parente also was our independent auditor for the fiscal year ended January 2, 2010. We expect that representatives of Parente will be present at the annual meeting of stockholders and that they will be available to respond to appropriate questions submitted by stockholders at the meeting. The representatives of Parente also will have the opportunity to make a statement if they desire to do so.

We are asking our stockholders to ratify the appointment of Parente as our independent auditor. Although ratification is not required by our bylaws or otherwise, the board is submitting the appointment of Parente to our stockholders for ratification as a matter of good corporate practice. If the selection is not ratified, the audit committee will consider whether it is appropriate to appoint another independent registered public accounting firm. Even if the appointment is ratified, the audit committee in its discretion may appoint a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the company and our stockholders.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF PARENTEBEARD LLC AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Independent Auditor

Change of Certified Accountant in April 2008

Effective April 17, 2008, our audit committee approved the termination of the engagement of Eisner LLP (“Eisner”) and the engagement of Parente as the principal accountant to audit our financial statements.

Eisner’s report on the financial statements for the years ended December 31, 2007 and 2006 and for the period from September 1, 2005 (date of inception) through December 31, 2007 did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope, or accounting principles. Eisner also audited the Company’s internal control over financial reporting as of December 31, 2007 and expressed that the Company did not maintain effective internal control because of a material weakness as described in the report.

During the fiscal years ended December 31, 2006 and 2007 and through April 17, 2008, there were no disagreements with Eisner on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Eisner, would have caused Eisner to make reference to the subject matter of the disagreements in connection with its report.

During the fiscal years ended December 31, 2006 and 2007 and through April 17, 2008, there were no “reportable events” (as described in paragraph 304(a)(1)(v) of Regulation S-K).

During the fiscal years ended December 31, 2006 and 2007 and the interim period preceding the engagement of Parente, the Company did not consult Parente regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company’s financial statements, and either a written report was provided to the Company or oral advice was provided that Parente concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a disagreement or a “reportable event” (as described in paragraph 304(a)(1)(v) of Regulation S-K).

Audit Fees

For the fiscal year ended January 2, 2010, we paid Parente $91,500 in connection with its review of our Quarterly Reports on Form 10-Q. In addition and subsequent to year end, we accrued $135,000 for the audit of the financial statements included in our Annual Report on Form 10-K for the fiscal year ended January 2, 2010.

For the fiscal year ended January 3, 2009, we paid Parente $160,000 in connection with its review of our Quarterly Reports on Form 10-Q. In addition, we paid Parente $130,000 for its audit of the financial statements included in our Annual Report on Form 10-K for the fiscal year ended January 3, 2009.

The aggregate of such fees paid and accrued to Parente is $211,500 and $290,000 for the fiscal years ended January 2, 2010 and January 3, 2009, respectively.

Audit-Related Fees

For the fiscal year ended January 2, 2010, we paid Eisner $90,000 for consulting services associated with the Company’s certification under Section 404(a) of the Sarbanes Oxley Act. We also paid Eisner $48,000 for its work associated with the valuation of options that were issued during the year, the impairment analysis of identifiable assets and for the review of our Form 10-Qs and Form 10-K.

For the fiscal year ended January 3, 2009, we paid Eisner $159,000 for consulting services associated with the Company’s Section 404(a) certification.

Tax Fees

During the fiscal years ended January 2, 2010 and January 3, 2009, we did not pay to Parente or Eisner any fees for tax compliance, tax advice or tax planning.

All Other Fees

During the fiscal year ended January 2, 2010, we paid Eisner $24,000 for litigation support services in preparation of the escrow claim for indemnification under the stock purchase agreement with the sellers of The Clark Group, Inc. The settlement agreement is more fully described under Item 3 of our Annual Report on Form 10-K for the fiscal year ended January 2, 1010. During the fiscal years ended January 2, 2010 and January 3, 2009, we did not pay to Parente or Eisner any other fees for products or services other than those set forth above.

Audit Committee Pre-Approval Policies and Procedures

During the fiscal years ended January 2, 2010 and January 3, 2009, our audit committee approved all audit-related, tax or other services provided by our principal accountant prior to its engagement for such purpose. On a going forward basis, the audit committee will continue to approve all services provided and fees earned by our principal accountant prior to its engagement.

OTHER INFORMATION

Solicitation of Proxies

The solicitation of proxies in the enclosed form is made by and on behalf of our board. We are paying the cost of this solicitation. In addition to the use of the mails, proxies may be solicited personally or over the telephone by our directors, officers and regular employees at nominal cost. We will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for expenses incurred in sending proxy material to beneficial owners of our stock. Additional solicitation of proxies may be made by an independent proxy solicitation firm or other entity possessing the facilities to engage in such solicitation. If any independent entity is used for such solicitation, we will pay its reasonable fees and reimburse its reasonable expenses incurred in rendering the solicitation services.

2011 Annual Meeting Stockholder Proposals and Nominations

In order for a stockholder proposal to be eligible for inclusion in our proxy statement for our 2011 annual meeting, it must be received by us at our principal executive offices by January 28, 2011. In order for business to be properly brought before the 2011 annual meeting by a stockholder or for a stockholder to nominate a person for election as a director at the 2011 annual meeting, the stockholder must give timely notice to our corporate secretary. To be timely, such notice must be delivered to or mailed to and received at our principal executive offices not less than 60 days nor more than 90 days prior to the annual meeting, except that if less than 70 days notice or prior public disclosure of the date of the annual meeting is given or made to stockholders, notice by a stockholder may be received at our principal executive offices no later than the close of business on the 10th day following the day of such notice or public disclosure.

Notices of business to be brought before the meeting should include a brief description of the matter and the reasons for bringing it before the annual meeting, the material interest, if any, of the stockholder in the matter, the name and record address of the stockholder, the number of shares of common stock owned by the stockholder, the length of ownership of such shares and representations that the stockholder will continue to own the shares through the annual meeting and that the stockholder intends appear in person or by a representative at the annual meeting.

Stockholder nominations for persons to be elected as directors should include, as to the stockholder making the nomination, the name and record address of the stockholder, the number of shares of common stock owned by the stockholder and the length of ownership of such shares and, as to the nominee, the name, age, business address and residence address of the nominee, the principal occupation or employment of the nominee, the number of shares of common stock beneficially owned by the nominee, the information about the nominee required by the Securities Exchange Act of 1934, as amended, and a consent by the nominee to the nomination.

Stockholder proposals and nominations should be addressed to our principal executive office at Clark Holdings Inc., 121 New York Avenue, Trenton, New Jersey 08638, Attention: Corporate Secretary.

Other Stockholder Communications with our Board of Directors

Our board of directors provides a process for stockholders and interested parties to send communications to the board. Stockholders and interested parties may communicate with our board of directors, any committee chairperson or our non-management directors as a group by writing to the board or committee chairperson in care of Clark Holdings Inc., 121 New York Avenue, Trenton, New Jersey 08638, Attention: Corporate Secretary. Each communication will be forwarded, depending on the subject matter, to the board, the appropriate committee chairperson or all non-management directors.

Other Matters

The board of directors knows of no matter which will be presented for consideration at the annual meeting other than the matters referred to in this proxy statement. Should any other matter properly come before the annual meeting, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their best judgment to the extent permitted by applicable laws and regulations.

By Order of the Board of Directors Donald G. McInnes Chairman of the Board of Directors
Trenton, New Jersey May 28, 2010

ANNEX A

CLARK HOLDINGS INC.
CHARTER OF THE NOMINATING AND CORPORATE GOVERNANCE
COMMITTEE OF THE BOARD OF DIRECTORS

I. PURPOSE

The purpose of the Nominating and Corporate Governance Committee (the “Committee”) of the Board of Directors of Clark Holdings Inc. (the “Company”) is to:

•	Identify qualified individuals to become board members consistent with the criteria approved by the Board, and to recommend director nominees to the Board of Directors;
•	Make recommendations to the Board with respect to assignment of individuals to various committees;
•	Develop and recommend to the Board a set of Corporate Governance Guidelines for the Company;
•	Oversee an annual evaluation of the Board and officers (as such term is defined for purposes of Rule 16a-1 under the Securities Exchange Act of 1934, as amended) of the Company; and
•	To take such other actions within the scope of this Charter as the Committee deems appropriate.

II. FUNCTIONS

•	The Committee shall lead the search for individuals qualified to become members of the Board of Directors and to recommend to the Board director nominees to be presented for stockholder approval. The Committee shall select individuals for recommendation as director nominees based on business and professional accomplishment, ability to meet regulatory requirements, integrity, reputation, demonstrated ability to make independent analytical inquiries, ability to understand the Company’s business, collegiality, and ability and willingness to devote the necessary time to Board and committee duties and meet such other criteria set by the Board.
•	The Committee shall evaluate Company policies relating to the recruitment of directors, including D&O insurance and indemnification bylaws, and make recommendations to the Board, or any appropriate board committees, regarding such matters.
•	With the Company’s General Counsel, the Committee shall develop and recommend to the Board a set of Corporate Governance Guidelines for the Company (the “Guidelines”). The Committee shall review periodically the Company’s Corporate Governance Guidelines with the Company’s General Counsel and make recommendations to the Board of any changes, amendments and modifications to the Guidelines that the Committee shall deem desirable in light of new legislation, regulations or other developments.
•	At the end of each fiscal year, the Committee shall solicit from every director comments and evaluations of the performance of the Board and each director. The Committee shall report the results of its inquiry annually to the Board and oversee an annual evaluation of the performance of the Board and each director following the end of each fiscal year.
•	At the end of each fiscal year, the Committee shall oversee from a corporate governance standpoint the annual evaluation of Officers of the Company.
•	The Committee shall make regular reports to the Board and shall conduct an annual self-assessment of the Committee’s own performance.
•	The Committee shall review and assess the adequacy of this Charter at least annually and recommend any changes to the Board.
•	The Committee shall consider recommendations for director nominees offered by stockholders that individually or as a group have beneficial ownership of at least 5% of the Company’s common stock. The Committee shall develop and recommend to the Board further policies and procedures for receipt and consideration of stockholders nominations.

•	The Committee shall make recommendations to the Board regarding the size and structure of the Board and its Committees.
•	The Committee shall perform such other functions as assigned by law, the Company’s Certificate of Incorporation or Bylaws, or the Board.

III. MEMBERSHIP

The Committee shall consist of a minimum of two (2) directors, all of whom shall satisfy the independence requirements of the NYSE Amex and any applicable law relating to members of nominating committees. Members of the Committee shall be appointed by and serve at the discretion of the Board. The Board shall designate a Chair of the Committee.

IV. AUTHORITY

The Committee shall have the authority to:

•	Delegate any of its responsibilities to subcommittees, as the Committee may deem appropriate in its sole discretion.
•	Retain any search firm to assist in identifying director candidates and to retain outside counsel and any other advisors, as the Committee may deem appropriate in its sole discretion. The Committee shall have sole authority to engage such advisors and to approve related fees and retention terms for such advisors.

V. MEETINGS

The Committee will meet with such frequency, and at such times as its Chair, or a majority of the Committee, determines. A special meeting of the Committee may be called by the Chair and will be called promptly upon the request of any two Committee members. A majority of the Committee shall constitute a quorum for the transaction of business. The action of a majority of those present at a meeting, at which a quorum is present, shall be the act of the Committee. The Committee shall keep a record of its actions and proceedings.

CLARK HOLDINGS INC.

Board of Director Candidate Guidelines

The Nominating Committee of Clark Holdings Inc. (the “Company”) will identify, evaluate and recommend candidates to become members of the Board of Directors (“Board”) with the goal of creating a balance of knowledge and experience. Nominations to the Board may also be submitted to the Nominating Committee by the Company’s stockholders in accordance with the Company’s policy, a copy of which is attached hereto. Candidates will be reviewed in the context of current composition of the Board, the operating requirements of the Company and the long-term interests of the Company’s stockholders. In conducting this assessment, the Committee will consider and evaluate each director-candidate based upon its assessment of the following criteria:

•	Whether the candidate is independent pursuant to the requirements of the NYSE Amex.
•	Whether the candidate is accomplished in his or her field and has a reputation, both personal and professional, that is consistent with the image and reputation of the Company.
•	Whether the candidate has the ability to read and understand basic financial statements. The Nominating Committee also will determine if a candidate satisfies the criteria for being an “audit committee financial expert,” as defined by the Securities and Exchange Commission.
•	Whether the candidate has relevant experience and expertise and would be able to provide insights and practical wisdom based upon that experience and expertise.
•	Whether the candidate has knowledge of the Company and issues affecting the Company.
•	Whether the candidate is committed to enhancing stockholder value.
•	Whether the candidate fully understands, or has the capacity to fully understand, the legal responsibilities of a director and the governance processes of a public company.
•	Whether the candidate is of high moral and ethical character and would be willing to apply sound, objective and independent business judgment, and to assume broad fiduciary responsibility.
•	Whether the candidate has, and would be willing to commit, the required hours necessary to discharge the duties of Board membership.
•	Whether the candidate has any prohibitive interlocking relationships or conflicts of interest.
•	Whether the candidate is able to develop a good working relationship with other Board members and contribute to the Board’s working relationship with the senior management of the Company.
•	Whether the candidate is able to suggest business opportunities to the Company.

Stockholder Recommendations for Directors

Stockholders who wish to recommend to the Nominating Committee a candidate for election to the Board of Directors should send their letters to Clark Holdings Inc., 121 New York Avenue, Hillside Ave. Building, Trenton, New Jersey 08638, Attention: Nominating Committee. The Corporate Secretary will promptly forward all such letters to the members of the Nominating Committee. Stockholders must follow certain procedures to recommend candidates to the Nominating Committee for election as directors. In general, in order to provide sufficient time to enable the Nominating Committee to evaluate candidates recommended by stockholders in connection with selecting candidates for nomination in connection with the Company’s annual meeting of stockholders, the Corporate Secretary must receive the stockholder’s recommendation no later than thirty (30) days after the end of the Company’s fiscal year.

The recommendation must contain the following information about the candidate:

•	Name;
•	Age;
•	Business and current residence addresses, as well as residence addresses for the past 20 years;
•	Principal occupation or employment and employment history (name and address of employer and job title) for the past 10 years (or such shorter period as the candidate has been in the workforce);
•	Educational background;
•	Permission for the Company to conduct a background investigation, including the right to obtain education, employment and credit information;
•	The number of shares of common stock of the Company beneficially owned by the candidate;
•	The information that would be required to be disclosed by the Company about the candidate under the rules of the SEC in a Proxy Statement soliciting proxies for the election of such candidate as a director (which currently includes information required by Items 401, 404 and 405 of Regulation S-K); and
•	A signed consent of the nominee to serve as a director of the Company, if elected.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.
Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the shareholder meeting date.

Clark Holdings Inc.

INTERNET
http://www.proxyvoting.com/gla
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

TELEPHONE
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

WO#
75717

▼ **FOLD AND DETACH HERE** ▼

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Please mark your votes as indicated in this example ☒

	FOR all nominees listed below except as marked to the contrary below	WITHHOLD AUTHORITY to vote for all nominees listed below
1. Election of the following Directors:	☐	☐

Nominees:
01 Donald G. McInnes
02 Edward W. Cook
03 Brian Bowers

INSTRUCTIONS: To withhold authority for any individual nominee, write that nominee's name in the following space:

____

	FOR	AGAINST	ABSTAIN
2. Ratification of the appointment of the independent registered public accounting firm.	☐	☐	☐

I plan on attending the Annual Meeting. ☐

Mark Here for Address Change or Comments SEE REVERSE ☐

Please sign exactly as name appears above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature ______________________ **Signature** ______________________ **Date** ____________

Choose **MLink**SM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to **Investor ServiceDirect**® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders. The Proxy Statement and the 2009 Annual Report to Stockholders are available at: **http://bnymellon.mobular.net/bnymellon/gla**

▼ **FOLD AND DETACH HERE** ▼

CLARK HOLDINGS INC.
PROXY

Solicited By The Board Of Directors
for Annual Meeting To Be Held on June 30, 2010

The undersigned stockholder(s) of Clark Holdings Inc., a Delaware corporation ("Company"), hereby appoint(s) Gregory E. Burns and Maurice Levy, or either of them, with full power of substitution and to act without the other, as the agents, attorneys and proxies of the undersigned, to vote the shares standing in the name of the undersigned at the Annual Meeting of Stockholders of the Company to be held on June 30, 2010 and at all adjournments thereof. The proxies shall vote subject to the instructions given on the other side, and proxies are authorized to vote in their discretion upon other business as may properly come before the meeting and any adjournments or postponements thereof. **If no instructions are given, this proxy will be voted FOR all of the proposals on the other side.**

(Continued and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

WO#
75717